Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation (“SunLink”) and HARRY R. ALVIS, an individual resident of Georgia (the “Executive”), as of the 1st day of July, 2005 (the “Effective Date”).

SunLink desires to employ the Executive and the Executive is willing to serve SunLink and its Subsidiaries in an executive capacity on the terms and conditions herein provided.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the existing employment agreement among Executive and SunLink (the “Existing Agreement”) and agree that as of the Effective Date:

Section 1. Employment.

SunLink shall continue to employ the Executive, and the Executive shall continue to serve, as Chief Operating Officer of SunLink and as Senior Vice President of SunLink Healthcare, LLC (“SHL”), or in such other capacity at SunLink or its Subsidiaries as may from time to time be designated by SunLink’s Board of Directors (the “Board”), upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position and which may be set forth in the bylaws of SunLink and/or designated to him by the Board from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with SunLink company policy.

Section 2. Term.

Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term (the “Fixed Term”) ending June 30, 2007. Unless at least 60 days written notice of non-renewal shall have been given to Executive by SunLink or by Executive to SunLink prior to the end of the Fixed Term that Executive’s employment will not be continued beyond the Fixed Term, the Executive’s term of employment under this Agreement shall be automatically renewed for an additional period of twelve months (the “Extended Term”).

Section 3. Compensation and Benefits.

(a) Salary. SunLink shall pay the Executive a salary at a rate of $244,000 per annum, effective as of July 1, 2005 and thereafter in accordance with the salary payment practices of SunLink. The Board shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b) Bonus. The Executive shall participate in a management incentive program and shall be eligible to receive bonus payments of up to sixty percent (60%) of Executive’s annual base salary based upon criteria that the Executive Compensation Committee of the Board shall establish from time to time pursuant to that program.

(c) Certain Legal Fees.

(i) Personal Legal Counsel. Should the Executive reasonably feel insecure concerning any matter for which Executive is personally required to make any written representation to third parties under law or regulation (e.g., under Sarbanes-Oxley) or by the Company’s public auditors in connection with the Company’s financial statements, Executive shall have the right, after consultation with the Chairman of the Audit Committee, to seek personal legal counsel for advice relating thereto prior to making any such representation and the reasonable out-of-pocket costs for such advice shall be paid by the Company provided that not more than a single counsel may be engaged for Executive, the Chief Executive Officer and Chief Financial Officer in any such case and Executive shall use Executive’s best reasonable efforts to keep the costs of such advice to a minimum consistent with the purpose for which such advice is sought.

(ii) SEC Filings. In connection with any filing or submission by Executive in his personal capacity with the SEC, the Company’s stock transfer agent, or any stock exchange on which the Company’s equity securities are listed, the Company shall pay the reasonable out-of-pocket costs, legal fees and expenses reasonably incurred by Executive for the provision of any clearance letter or legal opinion which may be necessary under Rule 144 under the Act (or any successor provision thereafter adopted by the SEC with similar effect) for any transfer by Executive of the Company’s securities, provided that: (1) Executive shall employ the Company’s regular outside legal counsel unless such counsel or the Board shall have determined that an ethical conflict of interest shall exist with respect to such matter; (2) in the event the Company’s regular outside legal counsel is not utilized, Executive may employ not more than one (1) counsel who is reasonably acceptable to the Company and Executive; and (3) Executive, and if applicable, any such separate counsel, shall cooperate fully in good faith with such requests as the Company may make in order to endeavor to minimize such legal fees, consistent with the provision of reasonably adequate legal services to Executive in connection with any such clearance letter or filing under Rule 144 which may be necessary for any such transfer.

The Executive agrees to provide to SunLink such information as may be reasonably necessary to substantiate any reimbursement or payment of the fees, costs and expenses described in this subsection at such time as is consistent with SunLink policy but in no event later than 30 days following the close of the calendar year in which such fee, cost or expense is incurred. Upon receipt of such substantiation, SunLink shall pay or reimburse the fees, costs and expenses described in this subsection promptly in accordance with SunLink policy but in no event later than 2  1/2 months following the close of the calendar year in which such fee, cost or expense was incurred by the Executive.

(d) Compensation Inclusive. The compensation payable by SunLink to Executive hereunder shall be inclusive of compensation for all services rendered by Executive to SunLink, SHL and their respective Subsidiaries and Executive shall have no separate right of compensation from SunLink or any such Subsidiary other than the right to be indemnified as an officer of any such Subsidiary under the corporate bylaws or operating agreements thereof, Section 5 hereof, or any written agreement between Executive and SunLink or any Board resolution of SunLink expressly providing for such indemnity and/or insurance under any directors and officers liability insurance policies maintained by SunLink, SHL or such Subsidiary.

(e) Stock Options. Executive shall during the term of Executive’s employment be eligible to participate in the 2005 Equity Incentive Plan and any additional equity-based compensation plan or arrangement adopted by SunLink which includes senior SunLink officers (collectively “Equity Plans”) and to receive such awards under such Equity Plans of such types of awards and in such numbers and upon such terms as the Board shall determine in its discretion.

(f) Health Insurance and Other Benefits. The Executive shall participate in all retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of SunLink now or hereafter applicable to a class of employees that includes senior executives of SunLink on such basis as the Board shall from time to time determine; provided, however, that during any period during the Fixed Term or any Extended Term that the Executive is subject to a Disability, and during the 90-day period of physical or mental infirmity leading up to the Executive’s Disability, the amount of the Executive’s compensation provided under this Section 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of SunLink or any Subsidiary thereof.

(g) Supplemental Term Life Insurance. During the term of Executive’s employment, SunLink shall provide term life insurance coverage on Executive’s life in the face amount of $300,000 with the beneficiary of such life insurance policy being designated by Executive.

(h) Vacation. The Executive shall receive twenty (20) days paid vacation each year. Up to seven (7) days of unused vacation may be carried over to the subsequent year.

Section 4. Termination.

(a) Termination Events. The Executive’s employment under this Agreement and his offices and positions with SunLink may be terminated prior to the end of the Fixed Term only as follows:

(i) automatically upon the death of the Executive;

(ii) by SunLink due to the Disability of the Executive upon ninety (90) days written notice and delivery of a Notice of Termination to the Executive;

(iii) by SunLink for Cause upon delivery of a Notice of Termination to the Executive;

(iv) by either party for any reason upon 90 days notice to the other party.

Any termination of Executive’s employment by SunLink shall also constitute the concurrent termination of such Executive’s employment and offices with SHL and any other Subsidiary of SunLink.

(b) Termination for Death, Disability or Cause. If the Executive’s employment with SunLink shall be terminated during the Fixed Term or the Extended Term (i) by reason of the Executive’s death, or (ii) by SunLink for Disability or Cause, SunLink shall pay to the Executive (or in the case of his death, the Executive’s estate) within thirty days after the Termination Date a lump sum cash payment equal to the Accrued Compensation.

(c) Termination other than for Death, Disability or Cause. If the Executive’s employment with SunLink shall be early terminated by SunLink other than for (i) Death, (ii) Disability, (iii) Cause or (iv) pursuant to Section 4(d) below, Executive shall in the case of any such termination by SunLink during the Fixed Term or any Extended Term, receive severance payments equal to fifteen (15) months salary (minus applicable withholdings), paid in accordance with the normal payroll schedule of SunLink, a pro rata portion of any annual bonus for which goals have been proportionately met which shall be payable no later than 2  1/2 months following the close of the calendar year of termination, and continuation of the benefits set forth in Sections 3(f), 3(g) and 3(h), for sixty (60) days following termination, to the extent permitted by such applicable benefits plan.

(d) Termination Due to Change in Control. If the Executive’s employment is terminated early by Executive or by SunLink for any reason other than for Cause (exclusive of Cause referred to in clause (iii) of Section 21(d)) within one (1) year after a Change in Control, Executive shall, in lieu of any payment under Sections 4(b) or 4(c), (i) receive severance payments equal to fifteen (15) months base salary (minus applicable withholdings), paid in accordance with the normal payroll schedule of the company, (ii) receive Accrued Compensation, including without limitation, a pro rata portion of any annual bonus for which goals have been proportionately met which shall be payable no later than 2  1/2 months following the close of the calendar year of termination, (iii) receive the balance of any other benefits set forth in sections 3(f), 3(g) and 3(h) for ninety (90) days following termination, to the extent permitted by such applicable benefits plan, and (iv) Executive’s unvested awards under the Company’s Equity Plans (whether such plans are in effect now or in the future) shall vest, and shall be exercisable pursuant to the terms of the applicable equity plan and award agreement.

(e) Delay in Payments. Notwithstanding any provision in this Plan to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any payments (or installments) other than Accrued Compensation which would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A and guidance issued thereunder) after termination of the Executive’s employment for reasons other than death or Disability shall be delayed and all such delayed payments (or delayed installments) shall be paid in full in the seventh (7th) month after the Termination Date, and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that during the first six (6) months after the Termination Date, premiums or other contributions become due to any insurer or other third party in order to continue in effect any insurance policy or other contract referred in Sections 3(f) and 3(g) above, Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from SunLink for such amounts in the seventh (7th) month after the Termination Date. The above delay shall not apply to any payments that are excepted from coverage by Section 409A of the Internal Revenue Code, such as those payments covered by the short-term deferral exception described in Treasury Regulations 1.409A-1(b)(4).

(f) Other Severance Pay and Benefits. The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance or termination pay to which the Executive may otherwise be entitled under any Company severance or termination plan, program, practice or arrangement, but shall not be in lieu of any additional benefits to which Executive may be entitled under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Executive’s entitlement to any other compensation or benefits shall be determined by the Board or the Chief Executive Officer of SunLink in accordance with SunLink’s employee benefit plans and other applicable programs, policies and practices then in effect.

(g) Change in Control. Clause (ii) of Section 4(a) shall not be effective or invoked by SunLink upon any Change in Control or within one (1) year thereafter.

(h) Notice of Non-Renewal. Any notice by SunLink to Executive or by Executive to SunLink of non-renewal given as contemplated by Section 2 shall not be deemed to be a termination of Executive’s employment for the purposes of Section 4(b) or (c).

Section 5. Indemnification.

SunLink agrees to indemnify, save and hold Executive harmless from all losses, expenses, damages, liabilities, obligations, claims and costs of any kind (including reasonable attorneys’ fees and other legal costs and expenses) that Executive may at any time suffer or incur by reason of any claims, actions or suits brought or threatened to be brought against Executive by any person or entity, as a result of or in connection with Executive’s service as an officer, employee or director of SunLink or as an employee, officer or director of any of its Subsidiaries, or any entity that in the future becomes a Subsidiary or Affiliate of SunLink, except that no indemnification shall be made if Executive’s action or failure to act involved an act or omission undertaken in bad faith or with intent to cause injury to SunLink, SHL or any of their Subsidiaries or was undertaken with reckless disregard for the best interest of SunLink, SHL or any of their Subsidiaries. The Executive agrees to provide SunLink, upon request, such information as may be reasonably necessary to substantiate any reimbursement under this Section 5 at such time as is consistent with SunLink policy, but in no event later than 30 days following the close of the calendar year in which such fee, cost or expense is incurred. Upon receipt of such substantiation, SunLink shall pay or reimburse the fees, costs and expenses no later than 2  1/2 months following the close of the calendar year in which such fee, cost or expense was incurred by the Executive. The provisions of this Section 5 shall survive termination of Executive’s employment under this Agreement.

Section 6. Trade Secrets.

The Executive shall not, at any time, either during the term of his employment or after the Termination Date, use or disclose any Trade Secrets of SunLink, SHL or any of their Subsidiaries, as defined herein, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

Section 7. Protection and Other Confidential Information.

Executive recognizes the interest of SunLink, SHL or their Subsidiaries in maintaining the confidential nature of their proprietary and other business and commercial information. In connection therewith, Executive covenants that during the term of Executive’s employment under this Agreement, and for a period of fifteen (15) months thereafter, Executive will not, directly or indirectly, except as necessary to perform Executive’s duties for SunLink, publish, disclose or use any Confidential Information of SunLink. “Confidential Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning SunLink’s, SHL’s (or of any Subsidiary of either thereof) financial position and results of operations (including revenues, assets, net income, etc.); pricing structure; annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall be sufficient to protect Trade Secrets and Confidential Information of third parties provided to SunLink, SHL or any of their Subsidiaries under an obligation of secrecy.

Section 8. Return of Materials.

Executive shall surrender to SunLink, promptly upon request and in any event upon termination of Executive’s employment with SunLink, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Executive’s possession or control, including all copies thereof, relating to SunLink, SHL or any of their Subsidiaries, or their business, or their customers. Upon the request of SunLink, Executive shall certify in writing compliance with the foregoing requirement.

Section 9. Non-Solicitation of Customers.

During the term of this Agreement and for a period of fifteen (15) months after termination of Executive’s employment with SunLink for any reason, Executive shall not directly or indirectly, through one or more intermediaries or otherwise, solicit or attempt to solicit any Customers or to induce or encourage them to acquire or obtain from any individual or entity other than SunLink, SHL or its Subsidiaries, any healthcare or other service or product competitive with or substitute for any Company service or product. For purposes of this Section, a “Customer” refers to any patient, person or group of persons with whom Executive had direct material contact with regard to the selling, delivery of healthcare services or products, including servicing such person’s or group’s account, during the period of twelve (12) months preceding termination of Executive’s employment; and “services or products” refers to the healthcare services and/or products that SunLink and/or its subsidiaries performed, offered or provided within six (6) months of the date of termination of Executive’s employment.

Section 10. Non-Solicitation of Executives or Medical Staff.

During the term of this Agreement and for a period of fifteen (15) months after termination of employment with SunLink for any reason, Executive shall not, alone or in concert with others, solicit or induce any (i) employee of SunLink, or SHL or any of their Subsidiaries, to leave the employ of SunLink, SHL or such Subsidiary or recruit or attempt to recruit such person to accept employment with another business or (ii) medical staff member, physician or nursing, of SunLink or any Subsidiary of SunLink to leave the medical staff of any hospital or healthcare facility owned or operated by SunLink or any Subsidiary thereof or to serve on the staff of any other hospital or healthcare facility or recruit or attempt to recruit such person to serve on the staff of any other hospital or healthcare facility.

Section 11. No Denigration.

During the term of Executive’s employment pursuant to this Agreement and for a period of fifteen (15) months thereafter, Executive will not at any time denigrate, ridicule or intentionally criticize SunLink, SHL or any of their Subsidiaries or Affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media; provided, however, that the covenants in this Section 11 shall not be applicable in connection with statements given under oath in any litigation between the parties hereto.

Section 12. Successors; Binding Agreement.

(a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of SunLink, its Successors and Assigns.

(b) Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

Section 13. Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to SunLink shall be directed to the attention of the Chief Executive Officer of SunLink. All notices and communications shall be deemed to have been received on the date of delivery thereof.

Section 14. Modification and Waiver.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and SunLink. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 15. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

Section 16. Arbitration.

(a) Agreement to Arbitrate. Any controversy or claim against either party arising from, out of or relating to this Agreement, the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 6, 7, 8, 9, 10, and 11 above, which may be litigated in a court of competent jurisdiction), or the employment or termination thereof of Executive by SunLink which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia in accordance with the Model Employment Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced arbitrator licensed to practice law in the State of Georgia in accordance with the Rules. The arbitrator shall be selected by alternate striking from a list of six arbitrators, half of which shall be supplied by SunLink and half by Executive. The party not initiating the arbitration shall strike first. The process shall be repeated twice until an arbitrator is selected. If an arbitrator is not selected by agreement of the parties within ten (10) days after initiation of efforts to seek such agreement, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Internal Revenue Code.

(b) Procedure. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take one deposition of an opposing party or witness before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken. The arbitrator shall have the authority to hear and grant a motion to dismiss and/or for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings.

(c) Damages; Costs and Expenses. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter and as specified by Section 15 except that no punitive, special or exemplary damages shall be awardable. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by SunLink or Executive. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense (except as otherwise awarded by the arbitrator). Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the Mediator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne equally by Executive and SunLink and paid promptly as incurred. Should Executive or SunLink pursue any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section 16 shall survive the termination and/or expiration of this Agreement.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

For SunLink	Executive

Section 17. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

Section 18. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation, the Existing Agreement, but shall not affect or alter any award or payment previously made under the terms thereof. Except as modified herein, any existing stock option agreement between Executive and SunLink shall remain in full force and effect.

Section 19. Headings.

The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 20. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 21. Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred and substantiated by the Executive on behalf of SunLink during the period ending on the Termination Date, and (iii) bonuses and incentive compensation. SunLink will pay Accrued Compensation not later than 2 1/2 months after the end of the calendar year of Termination.

(b) “Act” shall mean the Securities Act of 1933, as amended.

(c) “Affiliate” shall mean, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

(d) The termination of the Executive’s employment shall be for “Cause” if it is a result of:

(i) any act that (A) constitutes, on the part of the Executive, fraud, dishonesty, malfeasance of duty, or conduct inappropriate to the Executive’s office, and (B) is likely to, or may reasonably be expected to, lead to material injury to SunLink or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive; or

(ii) the conviction of the Executive of a felony; or

(iii) Executive’s failure to perform his job duties to the satisfaction of the Board of SunLink or of SHL, as determined by a two thirds majority vote;

provided, however, that in the case of clause (iii) above, such conduct shall not constitute Cause unless SunLink shall have first given Executive written notice of such Cause and thirty (30) days to cure such Cause to the satisfaction of the Board of SunLink.

(e) “Change in Control” shall mean the occurrence during the Fixed Term or any Extended Term of any of the following events:

(i) An acquisition of any voting securities of that company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 40% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the company or any Subsidiary, (3) Executive or any Person controlled by Executive, under common control with Executive, or acting in concert with Executive or (4) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(ii) The individuals who, as of the date of this Agreement, are members of the Board of SunLink (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by that company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Approval by stockholders of SunLink or SHL of a merger, consolidation or reorganization involving the Company, unless

(x) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(y) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; (A transaction described in clauses (x) and (y) shall herein be referred to as a “Non-Control Transaction”).

(iv) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, in each case within not more than six (6) months after such termination then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

(f) “Disability” shall mean where the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of SunLink or its affiliates.

(g) “Notice of Termination” shall mean a written notice of termination from SunLink or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(i) “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of SunLink (including this Agreement), whether by operation of law or otherwise.

(j) “Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination. “Termination Date” and “termination” as used in this Agreement to determine the date of any payment, shall mean the date of the Executive’s “separation from service” as defined by Section 409A of the Internal Revenue Code.

(k) “Trade Secrets” shall mean any information, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers, or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the 10th day of September, 2008, effective as of July 1, 2005.

SUNLINK HEALTH SYSTEMS, INC.

By:
Robert M. Thornton, Jr.
President

HARRY R. ALVIS

L.S.
Executive